Exhibit 10.7

UNITED STATES CELLULAR CORPORATION
Amended and Restated Compensation Plan for Non-Employee Directors

Dated August 15, 2017

Recitals

The Board of Directors and shareholders of United States Cellular Corporation (the “Company”) previously adopted a Restated Compensation Plan for Non-Employee Directors, dated as of March 25, 2013 (the “2013 Restated Plan”).

On August 15, 2017, the Board of Directors of the Company approved  amendments to the 2013 Restated Plan (as amended, the “2017 Restated Plan”), to increase the Stock Award (as defined below) from $80,000 to $100,000, effective March 1, 2017, and to make certain updates thereto.

The purpose of the 2017 Restated Plan is to provide appropriate compensation to non-employee directors for their service to the Company and to ensure that qualified persons serve as non-employee members of the Board of Directors.

The 2017 Restated Plan was approved pursuant to the authority granted in Section 2.20 of Article II of the Company’s By-Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.

Effectiveness of 2017 Restated Plan

The 2013 Restated Plan was approved by shareholders of the Company at the 2013 Annual Meeting of shareholders and was effective at that time, and the 2017 Restated Plan became effective as of the date of approval by the Board of Directors on August 15, 2017.

Board Service

Each director of the Company who is not an employee of the Company, Telephone and Data Systems, Inc. (“TDS”), TDS Telecommunications Corporation or any other subsidiary of TDS (“non-employee director”) will receive:

  An annual director’s retainer fee of $80,000, paid in cash (“Cash Retainer”).
  An annual award of $100,000 paid in the form of the Company’s Common Shares (“Stock Award”), which shall be distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commences on March 1 of the immediately preceding calendar year and ends on the last day of February of the calendar year of payment.  The number of shares shall be determined on the basis of the closing price of the Company’s Common Shares, as reported in the New York Stock Exchange Composite Transaction section of the Wall Street Journal, for the first trading day in the month of March of the calendar year of payment.  (A director who is not a citizen of the United States may, at his or her election, receive such award in the form of cash.)
  A director’s meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors, paid in cash.

Audit Committee Service

Each non-employee director who serves on the Audit Committee, other than the Chairperson of such committee, will receive an annual committee retainer fee of $11,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee.  The Audit Committee Chairperson will receive an annual committee retainer fee of $22,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meetings.

Long-Term Incentive Compensation Committee Service

Each non-employee director who serves on the Long-Term Incentive Compensation Committee, other than the Chairperson of such committee, will receive an annual committee retainer fee of $7,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Long-Term Incentive Compensation Committee.  The Long-Term Incentive Compensation Committee Chairperson will receive an annual committee retainer fee of $14,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meetings.

Other Meetings or Activities of Non-Employee Directors

The Board of Directors may also authorize the payment of fees and reimbursement of reasonable expenses incurred in connection with other meetings (such as meetings of the independent directors) or activities of the non-employee directors.

Miscellaneous

Under the 2017 Restated Plan, annual retainers will be paid in cash on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for services performed during such calendar quarter.

Fees for meetings of the board, committee meetings and other meetings and activities will be paid in cash on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for meetings and activities attended during such calendar quarter.

Non-employee directors shall timely submit for reimbursement their reasonable expenses incurred in connection with meeting attendance or other activities, and the Company shall reimburse such expenses within two weeks after submission.

The directors of the Company shall have the authority without further shareholder approval to amend this plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the plan shall not exceed the number previously approved by shareholders of the Company.

Shareholders of the Company previously approved the issuance of up to 200,000 Common Shares under the 2013 Restated Plan, 154,318 of which remain unissued as of the above date.

Unless otherwise approved by shareholders of the Company, the total number of Common Shares that may be issued under the 2017 Restated Plan shall not exceed such 154,318 Common Shares.

Pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, the authorization to issue Common Shares under this plan shall expire ten years after the date of shareholder approval of such shares on May 14, 2013, unless reapproved by shareholders. If for any reason shares cannot be issued under this plan pursuant to the requirements of the New York Stock Exchange or otherwise, the value of such shares that cannot be issued shall be paid in the form of cash.